Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2017 First Quarter Results

•	Irrigation results decline on continued weakness in agricultural markets

•	Infrastructure revenue up slightly with improved gross margin

OMAHA, Neb., December 21, 2016—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2016.

First Quarter Results

First quarter fiscal 2017 revenues were $110.4 million compared to revenues of $121.6 million in the prior year’s first quarter. Net earnings for the quarter were $0.9 million or $0.08 per diluted share compared with $6.9 million or $0.62 per diluted share in the prior year.

Irrigation segment revenues declined 11 percent to $89.9 million from $101.3 million in the prior year’s first quarter. U.S. irrigation revenues of $50.3 million declined 15 percent, primarily due to a reduction in irrigation equipment unit volume as falling commodity prices and reduced farm income negatively impacted irrigation equipment demand. International irrigation revenues for the first quarter were $39.5 million, a decrease of six percent compared to the first quarter of the prior year, as improved sales in Brazil, Africa and the Middle East were more than offset by declines in other markets. Infrastructure segment revenues increased one percent to $20.5 million for the first quarter with increased sales volume in road safety products offset in part by lower Road Zipper® system sales and leasing.

Gross margin was 25.7 percent of sales compared to 28.3 percent of sales in the prior year’s first quarter, as improved margin in the infrastructure segment was more than offset by lower margin in the irrigation segment. Lower irrigation margin resulted primarily from reduced factory overhead absorption, increased product warranty costs due to a specific component field-fix and changes in the international regional mix of sales. Improved infrastructure margin resulted from increased cost absorption in Road Zipper system production and volume leverage from road safety product sales.

Operating expenses for the first quarter were $25.6 million, an increase of $3.0 million compared to the first quarter expense level in the prior year. Operating expenses in the prior year’s first quarter were lowered by the reversal of a $1.2 million bad debt reserve related to the collection of a previously reserved account. Increased operating expenses in the current year’s first quarter resulted primarily from higher new product development and testing costs and some specific project-related legal and outside consulting service fees. Operating expenses were 23.2 percent of sales in the first quarter of fiscal 2017 compared with 18.6 percent of sales in the first quarter of the prior year. Operating margins were 2.5 percent in the first quarter compared to 9.7 percent in the first quarter of the prior year.

Cash and cash equivalents at the end of the first quarter were $103.1 million compared to $101.2 million at the end of the prior fiscal year and $129.3 million at the end of the prior year’s first quarter. The Company repurchased 688,790 shares for $48.3 million during fiscal 2016, while no repurchases were made in the first quarter of fiscal 2017. A total of $63.7 million remains available under the Company’s share repurchase program as of the end of the first quarter of fiscal 2017.

The backlog of unshipped orders at November 30, 2016 was $55.9 million compared with $61.9 million at November 30, 2015. Improved backlogs in international irrigation and infrastructure were offset in part by a lower backlog in U.S. irrigation.

Outlook

Rick Parod, President and Chief Executive Officer, commented, “The prolonged recession in agricultural markets is weighing on farmer sentiment toward capital goods purchases. Our first fiscal quarter is between selling seasons, during harvest in North America, and revenue for the period is usually not indicative of the next full season. Farmers are generally assessing results and developing planting plans for the next season during the quarter. We believe farmers are taking a wait and see approach and deferring purchases in the current environment. First quarter performance in the irrigation segment was negatively impacted by low volume and resulting cost deleverage in our operations. The infrastructure segment continues to maintain solid performance as market activity reflects improving demand.”

Parod continued, “As the agricultural down cycle extends, weakness in demand for irrigation equipment is expected to continue. Accordingly, we are continuing to assess and take action on appropriate expense reductions. The longer-term drivers for our markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectations for growth.”

First-Quarter Conference Call

Lindsay’s fiscal 2017 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 38383520. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At November 30, 2016 Lindsay had approximately 10.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2016	November 30, 2015
Operating revenues	$110,390	$121,622
Cost of operating revenues	82,016	87,208

Gross profit	28,374	34,414

Operating expenses:
Selling expense	9,982	9,992
General and administrative expense	11,355	9,015
Engineering and research expense	4,302	3,659

Total operating expenses	25,639	22,666

Operating income	2,735	11,748
Interest expense	(1,209)	(1,196)
Interest income	165	164
Other expense, net	(356)	(320)

Earnings before income taxes	1,335	10,396
Income tax expense	462	3,452

Net earnings	$873	$6,944

Earnings per share:
Basic	$0.08	$0.62
Diluted	$0.08	$0.62
Shares used in computing earnings per share:
Basic	10,638	11,259
Diluted	10,666	11,288
Cash dividends declared per share	$0.290	$0.280

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 30,	November 30,	August 31,
(in thousands)	2016	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$103,058	$129,260	$101,246
Restricted cash	—	2,027	2,030
Receivables, net	69,774	70,403	80,610
Inventories, net	80,139	78,246	74,750
Prepaid expenses	3,295	3,570	3,671
Other current assets	18,622	12,897	14,468

Total current assets	274,888	296,403	276,775

Property, plant and equipment, net	75,561	78,989	77,627
Intangibles, net	45,998	50,598	47,200
Goodwill	76,562	76,497	76,803
Deferred income tax assets	3,134	3,242	4,225
Other noncurrent assets, net	4,800	5,540	4,885

Total assets	$480,943	$511,269	$487,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,533	$39,106	$32,268
Current portion of long-term debt	198	194	197
Other current liabilities	51,866	48,254	55,395

Total current liabilities	84,597	87,554	87,860

Pension benefits liabilities	6,789	6,500	6,869
Long-term debt	116,926	117,124	116,976
Deferred income tax liabilities	2,338	8,237	1,223
Other noncurrent liabilities	22,105	10,162	23,020

Total liabilities	232,755	229,577	235,948

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,737	18,713	18,713
Capital in excess of stated value	57,548	55,287	57,338
Retained earnings	464,710	462,713	466,926
Less treasury stock - at cost	(277,238)	(238,152)	(277,238)
Accumulated other comprehensive loss, net	(15,569)	(16,869)	(14,172)

Total shareholders’ equity	248,188	281,692	251,567

Total liabilities and shareholders’ equity	$480,943	$511,269	$487,515

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)	Three months ended
	November 30, 2016	November 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$873	$6,944
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,035	4,295
Provision for uncollectible accounts receivable	(255)	153
Deferred income taxes	1,541	2,060
Share-based compensation expense	935	906
Other, net	388	1,648
Changes in assets and liabilities:
Receivables	10,436	2,503
Inventories	(5,741)	(3,749)
Other current assets	3,000	982
Accounts payable	415	733
Other current liabilities	(2,232)	(6,322)
Current taxes payable	(4,344)	(1,036)
Other noncurrent assets and liabilities	(947)	(614)

Net cash provided by operating activities	8,104	8,503

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,390)	(4,705)
Proceeds from settlement of net investment hedges	—	231
Payments for settlement of net investment hedges	(159)	(512)
Other investing activities, net	134	749

Net cash used in investing activities	(1,415)	(4,237)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	72
Common stock withheld for payroll tax withholdings	(635)	(719)
Principal payments on long-term debt	(49)	(48)
Repurchase of common shares	—	(9,249)
Dividends paid	(3,089)	(3,134)

Net cash used in financing activities	(3,773)	(13,078)

Effect of exchange rate changes on cash and cash equivalents	(1,104)	(1,021)

Net change in cash and cash equivalents	1,812	(9,833)
Cash and cash equivalents, beginning of period	101,246	139,093

Cash and cash equivalents, end of period	$103,058	$129,260

5